Exhibit 99-B.10 – Consent of Ernst and Young LLP, Independent Registered Public
Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public
Accounting Firm” and to the use of our report dated March 30, 2007, with respect to the statutory basis financial statements of ReliaStar Life Insurance Company as of December
31, 2006 and 2005, and for the years then ended, and to the use of our report dated March
23, 2007, with respect to the statements of assets and liabilities of Separate Account N of
ReliaStar Life Insurance Company as of December 31, 2006, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, included in Post-Effective Amendment No. 11 to the Registration Statement
(Form N-4 No. 333-100209) and the related Prospectus and Statement of Additional
Information of Separate Account N of ReliaStar Life Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 12, 2007